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Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

February 25, 2004

America First Apartment Investors, Inc.
Suite 400, 1004 Farnam Street
Omaha, Nebraska 68012

America First Apartment Investors, Inc.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:

        We have acted as special tax counsel to America First Apartment Investors, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4, filed with the Securities and Exchange Commission ("SEC") on December 9, 2003 (File No. 333-111036), as amended through the date hereof (the "Registration Statement"), with respect to the merger of America First Real Estate Investment Partners, L.P., a Delaware limited partnership (the "Partnership"), with and into the Company (the "Merger"), pursuant to an Agreement and Plan of Merger, dated as of November 25, 2003 (the "Merger Agreement"), by and between the Company and the Partnership, and the issuance of common stock, par value $0.01 per share, of the Company (the "Common Stock") to the partners of the Partnership (including holders of its units representing assigned limited partnership interests). You have requested our opinion regarding certain U.S. federal income tax matters.

        The Company, through the subsidiaries (the "Subsidiaries"), owns fifteen multifamily apartment complexes and one office/warehouse complex (collectively, the "Properties"). The Company acquired the Properties in a merger with America First Apartment Investors, L.P., a Delaware limited partnership (the "Predecessor Partnership"), pursuant to which the Predecessor Partnership merged with and into the Company on December 31, 2002. The Company has retained America First Apartment Advisory Corporation, a Maryland corporation (the "Advisor"), to manage the operations and investments of the Company and its Subsidiaries and to perform administrative services for the Company and the Subsidiaries. The Subsidiaries and America First Properties Management Company, L.L.C., a Delaware limited liability company (the "Manager"), have entered into substantially similar management agreements (the "Management Agreements") pursuant to which the Manager manages the Properties.

        In giving the opinions set forth herein, we have examined the following:

1.
the Company's Amended and Restated Declaration of Trust, as filed with the Department of Assessments and Taxation of the State of Maryland on April 5, 2002;

2.
the Company's By-Laws;

3.
the Registration Statement and the Joint Proxy Statement/Prospectus filed as a part of the Registration Statement (the "Joint Proxy Statement/Prospectus");

4.
the partnership and operating agreements of the Subsidiaries that are treated as partnerships or disregarded entities for federal income tax purposes;

5.
the initial and amended federal income tax returns filed by America First Apartment Investors REIT, Inc., a Nebraska corporation (the "Subsidiary REIT"), for its 2000, 2001, and 2002 tax years;

6.
the Advisory Agreement, dated as of June 18, 2002, by and between the Company and the Advisor;

7.
the First Amended and Restated Advisory Agreement, dated as of October 21, 2003, by and between the Company and the Advisor;

8.
the Sub-Advisory Agreement, dated as of November 7, 2003, by and between the Company, the Advisor, and MFA Spartan I, LLC, a Delaware limited liability company (the "Sub-Advisor");

9.
the form of Management Agreement;

10.
the Merger Agreement; and

11.
such other documents as we have deemed necessary or appropriate for purposes of this opinion.

        In connection with the opinions rendered below, we have assumed, with your consent, that:

1.
each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended; the forms of documents supplied to us are substantially identical to those documents executed by the Company;

2.
during its taxable year ending December 31, 2004 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Company Officer's Certificate"), true for such years;

3.
during its taxable year ending December 31, 2004 and subsequent taxable years, the Subsidiary REIT has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Subsidiary REIT (together with the Company Officer's Certificate, the "Officer's Certificates"), true for such years;

4.
the Company will not make any amendments to its organizational documents or the organizational documents of the Subsidiaries after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

5.
no action will be taken by the Company, the Subsidiaries, the Subsidiary REIT, the Advisor, the Sub-Advisor, the Manager, or the Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

        In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificates.

        Based solely on the documents and assumptions set forth above, the representations set forth in the Officer's Certificates, the discussions in the Joint Proxy Statement/Prospectus under the caption

"Federal Income Tax Considerations" (which are incorporated herein by reference), and without further investigation, we are of the opinion that:

  (a)    the Company qualified to be taxed as a real estate investment trust ("REIT") pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable year ended December 31, 2003, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2004, and in the future; and

  (b)    the descriptions of the law and the legal conclusions contained in the Joint Proxy Statement/Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.

        Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificates.

        We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificates. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2004 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

        The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

        The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Common Stock pursuant to the Joint Proxy Statement/Prospectus (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-4 with respect to the Merger. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ Hunton & Williams LLP

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Exhibit 8.1
America First Apartment Investors, Inc. Qualification as Real Estate Investment Trust